UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 9, 2015

XcelMobility Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-54333	98-0561888
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2225 East Bayshore Road, Suite 200 Palo Alto, CA	94303
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 632-4210

Former Name or Former Address, if Changed Since Last Report:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Designation of Series A Convertible Preferred Stock

On July 9, 2015, the Board of Directors of XcelMobility, Inc., a Nevada corporation (the “Company”) approved a Certificate of Designation, included as Exhibit 3.1 hereto, which sets forth the rights, preferences and privileges for a new class of preferred stock of the Company, to be known as Series A Convertible Preferred Stock.  The Company is authorized to issue up to 5,000,000 shares of Series A Convertible Preferred Stock.  Holders of Series A Convertible Preferred Stock shall be entitled to the number of votes equal to 51% of the total number of votes entitled to be cast on any matters requiring a stockholder vote.  The shares of Series A Convertible Preferred Stock are convertible at a one to one ratio into shares of common stock. The holders of Series A Convertible Preferred Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds, on an as-converted basis. However, the current policy of the Board of Directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of Series A Convertible Preferred Stock are entitled to share ratably in all assets that are legally available for distribution after payment in full of any preferential amounts, on an as-converted basis.

The foregoing description of the Certificate of Designation is qualified in its entirety by reference to the full text of the Certificate of Designation, which is attached as Exhibit 3.1 hereto.

SECTION 9- FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Name

Exhibit 3.1	Certificate of Designation – Series A Convertible Preferred Stock

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XcelMobility Inc.,
a Nevada Corporation

Dated: July 15, 2015	/s/ Renyan Ge
Renyan Ge
Chief Executive Officer